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                   [CROWE, CHIZEK AND COMPANY LLP LETTERHEAD]


September 17, 2001



Allied First Bank, sb
387 Shuman Blvd.
Suite 120 W
Naperville, Illinois 60563

         RE: ILLINOIS INCOME TAX CONSEQUENCES OF THE CONVERSION OF ALLIED FIRST BANK, SB, FROM AN ILLINOIS-CHARTERED MUTUAL SAVINGS BANK TO AN ILLINOIS-CHARTERED STOCK SAVINGS BANK


Ladies and Gentlemen:

In accordance with your request, we render our opinion relating to the Illinois income tax consequences of the conversion ("Conversion") of Allied First Bank, sb ("Allied") from an Illinois chartered mutual savings bank to an Illinois chartered stock savings bank ("Savings Bank") in accordance with Section III of the Plan of Stock Conversion dated September 17, 2001 (the "Plan").


STATEMENT OF FACTS

The facts and circumstances surrounding the proposed conversion are quite detailed and are described at length in the Plan. However, a brief summary of the proposed Plan is as follows:

Allied is an Illinois chartered mutual savings bank. As a mutual savings bank, Allied has no authorized stock. For what are stated to be valid business reasons, Allied wishes to amend its charter to permit it to continue operations in the form of an Illinois chartered stock savings bank. In connection with the proposed charter conversion, Allied will become a wholly-owned subsidiary of Allied First Bancorp, Inc. (the "Holding Company"), a newly organized corporation.


OPINION

You have provided us with a copy of the federal income tax opinion of the proposed transaction prepared by Jenkins & Gilchrist, A Professional Corporation, dated September 17, 2001 (the


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Allied First Bank, sb
September 17, 2001
Page 2


"Federal Tax Opinion") in which they have opined, INTER ALIA, that the transaction will be a transaction described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

Our opinion regarding the Illinois income tax consequences is based on the facts and incorporates the capitalized terms contained in the Federal Tax Opinion. Our opinion on the Illinois income tax consequences assumes that the final federal income tax consequences of the proposed transaction will be those outlined in the Federal Tax Opinion.

Should it finally be determined that the facts, assumptions and federal income tax consequences are not as outlined in the Federal Tax Opinion, the Illinois income tax consequences and our Illinois tax opinion will differ from what is contained herein. Our opinion is based on the current Illinois tax law, which is subject to change.

Our opinion adopts and relies upon the facts, assumptions, and conclusions as set forth in the Federal Tax Opinion. Based upon that information, we render the following opinion with respect to the Illinois income tax consequences of the proposed transaction.

      (1) Neither Allied nor Savings Bank will recognize any gain or loss as a result of the Conversion. ITA Sec. 403(a) (35 ILCS 5/403(a))

      (2) No gain or loss shall be recognized by Savings Bank upon the receipt of money and other property, if any, in the Conversion, in exchange for its shares. ITA Sec. 403(a) (35 ILCS 5/403(a))

      (3) No gain or loss shall be recognized by Holding Company upon the receipt of money for Holding Company Stock. ITA Sec. 403(a) (35 ILCS 5/403(a))

      (4) The basis of Allied's assets in the hands of Savings Bank will be the same as the basis of those assets in the hands of Allied immediately prior to the Conversion. ITA Sec. 403(a) (35 ILCS 5/403(a))

      (5) Savings Bank's holding period of the assets of Allied will include the period during which such assets were held by Allied immediately prior to the Conversion. ITA Sec. 403(a) (35 ILCS 5/403(a))

      (6) The portion of Allied's tax year prior to the Conversion will be includible in the tax year of Savings Bank after the Conversion. Therefore, Allied will not have to file a seperate Illinois income tax return for the portion of the tax year prior to the Conversion. ITA Sec. 401(a) (35 ILCS 5/401(a))

      (7) Depositors will realize gain, if any, upon the constructive issuance to them of withdrawable deposit accounts of Savings Bank, Subscription Rights and/or interests in the liquidation account of Savings Bank. Any gain resulting therefrom will be recognized, but only in an amount not in excess of the fair market value of the


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Allied First Bank, sb
September 17, 2001
Page 3

            liquidation accounts and/or Subscription Rights received. The liquidation accounts will have nominal, if any, fair market value. Based solely on the accuracy of the conclusion reached in the Appraiser's Opinion, and our reliance on such opinion, that the Subscription Rights have no have no ascertainable fair market value at the time of distribution or exercise, no gain or loss will be required to be recognized by depositors upon receipt or distribution of Subscription Rights. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1)). Likewise, based on the Federal Tax Opinion, the accuracy of the aforesaid conclusion reached in the Appraiser's Opinion, and our reliance thereon, we give the following opinions: (a) no taxable income will be recognized by the borrowers, directors, officers and employees of Allied upon the distribution to them of Subscription Rights to purchase Holding Company Stock at fair market value or upon the exercise or lapse of the Subscription Rights to acquire Holding Company Stock at fair market value. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1)); (b) no taxable income will be realized by the depositors of Allied as a result of the exercise or lapse of the Subscription Rights to purchase Holding Company Stock at fair market value. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1)); and (c) no taxable income will be realized by Allied, Savings Bank or Holding Company on the issuance or distribution of Subscription Rights to depositors of Allied to purchase shares of Holding Company Stock at fair market value. ITA Sec. 403(a) (35 ILCS 5/403(a))

            Notwithstanding the Appraiser's Opinion, if the Subscription Rights are subsequently found to have a fair market value, income may be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or Savings Bank may be taxable on the distribution of the Subscription Rights. ITA Sec. 403(a) (35 ILCS 5/403(a)), ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1))

      (8) The creation of the liquidation account on the records of Savings Bank will have no effect on Allied's or Savings Bank's taxable income, deductions, or tax bad debt reserve. ITA Sec. 403(a) (35 ILCS 5/403(a))

      (9) A depositor's basis in the savings deposits of Savings Bank will be the same as the basis of the savings deposits in Allied. The basis of the interests in the liquidation account of Savings Bank received by Eligible Account Holders and Supplemental Eligible Account Holders will be equal to the cost of such property (i.e., the fair market value of the proprietary interests in Allied) which in this transaction we assume to be zero based on the Appraiser's Opinion. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1))

      (10) The basis of the Holding Company common stock to its stockholders will be the purchase price thereof, plus the basis, if any, of nontransferable subscription rights. Accordingly, assuming the nontransferable subscription rights have no value, the basis of the common stock to the Eligible Account Holders and Supplemental Eligible Account Holders will be the amount paid therefor. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1))
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Allied First Bank, sb
September 17, 2001
Page 4

      (11) A shareholder's holding period for Holding Company Stock acquired through the exercise of the Subscription Rights shall begin on the date on which the Subscription Rights are exercised. The holding period for the Holding Company Stock purchased pursuant to the Direct Community Offering, Public Offering or under other purchase arrangements will commence on the date following the date on which such stock is purchased. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1))

      (12) Savings Bank will succeed to and take into account the earnings and profits or deficit in earnings and profits of Allied as of the date of Conversion. ITA Sec. 403(a) (35 ILCS 5/403(a))

The above opinions are effective to the extent that Allied is solvent. No opinion is expressed about the tax treatment of the transaction if Allied is insolvent. Whether or not Allied is solvent will be determined at the end of the taxable year in which the transaction is consummated.

Our opinion is based upon legal authorities currently in effect, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect. Further, no opinion is expressed under the provisions of any of the other sections of the Illinois Code and Income Tax Regulations which may also be applicable thereto, or to the tax treatments of any conditions existing at the time of, or effects resulting from, the transaction which are not specifically covered by the opinions set forth above.

If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the effect on the Illinois income tax consequences, if any.

This opinion letter is issued to you in connection with the requirements of the Plan and no other person or entity may rely hereon without our express written consent. A copy of this opinion letter may be attached to required regulatory filings with the Securities and Exchange Commission, the Illinois Office of Banks and Real Estate and the Federal Deposit Insurance Corporation.

Very Truly Yours,


/s/ Crowe, Chizek and Company LLP
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    Crowe, Chizek and Company LLP